UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
      Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number:   0-21232
                                                                    -------

                         Recovery Engineering, Inc.
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            (Exact name of registrant as specified in its charter)

          9300 North 75th Avenue, Minneapolis, MN 55428 (612) 315-5500
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $0.01 per share
                      (including the associated rights)
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                    None
         -----------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   |X|    Rule 12h-3(b)(1)(ii)      |_|
               Rule 12g-4(a)(1)(ii)  |_|    Rule 12h-3(b)(2)(i)       |_|
               Rule 12g-4(a)(2)(i)   |_|    Rule 12h-3(b)(2)(ii)      |_|
               Rule 12g-4(a)(2)(ii)  |_|    Rule 15d-6                |_|
               Rule 12h-3(b)(1)(i)   |X|

Approximate number of holders of record as of the certification or notice
date:     111

          Pursuant to the requirements of the Securities Exchange Act of 1934, Recovery Engineering, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   RECOVERY ENGINEERING, INC.


DATE:  October 5, 1999            By:  /s/ Clayton C. Daley, Jr.
                                        --------------------------------
                                        Name:  Clayton C. Daley, Jr.
                                        Title: Chief Financial Officer